AGREEMENT

                                    Between

                             HOSPITAL SYSTEMS, INC.

                                      And

                 INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS
                                   LOCAL 2131



[LOGO OF INTERNATIONAL BROTHERHOOD                   [LOGO OF HOSPITAL
       OF ELECTRICAL WORKERS]                          SYSTEMS, INC.]



                                   May 1, 1998

                                       to

                                 April 30, 2001

               INDEX

FUNERAL LEAVE                    8
GRIEVANCE PROCEDURE             10
HEALTH AND WELFARE               8
HOLIDAYS                         6
HOURS OF WORK AND OVERTIME       4
JURY DUTY                        8
LEAVE OF ABSENCE                 9
LIFE INSURANCE                   9
MANAGEMENT
NO DISCRIMINATION               12
NO STRIKE - NO LOCKOUT          11
PENSION                          8
SAFETY                           9
SAVINGS CLAUSE                  12
SCHEDULE "B"                    l7
SCHEDULE "A"                    14
SENIORITY                        3
SHIFTS                           5
SIDE LETTER                     19
TERM OF AGREEMENT               12
TERMINATION                     10
TRAVEL                          10
UNION RECOGNITION AND"SECURITY   1
VACATIONS                        6
WAGES                            5

1998  -  2001  AGREEMENT

THIS AGREEMENT between tile HOSPITAL SYSTEMS, INC., whose names are affixed to the final sheet of this Agreement, hereinafter called the "Employer", and LOCAL UNION NO. 2131 of the' INTERNATIONAL BROTHERHOOD OF ELECTRICAL WORKERS, hereinafter called the "Union".

                                   WITNESSETH

WHEREAS, a majority of the employees of the Employer in the collective bargaining unit to be covered by the terms of this Agreement have designated the Union as the collective bargaining agent, the Employer herewith recognizes the Union as the sole and exclusive collective bargaining representative for all employees in the unit in all matters pertaining to wages, hours and working conditions, and

WHEREAS, the parties hereto desire to establish a standard of conditions and procedure under which employees shall work for the Employer during the term of this Agreement and desire to regulate the mutual employment relations between the parties for the purpose of securing harmonious cooperation and settling of all disputes by peaceful means that may arise in the employee/Employer relationship.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties agree as follows:

SECTION  1.  MANAGEMENT

The parties hereto have a mutual interest in securing efficient business operation and desire to cooperate to that end. It is the duty and right of the Employer to manage the business and direct the working forces, subject to the conditions herein set forth. This includes, but is not limited to, the right to hire, reassign, promote, demote, layoff and discharge, but each employee covered by this Agreement shall possess the right of appeal through the grievance procedure as provided by the terms of this Agreement.

SECTION  2.  UNION  RECOGNITION  AND  SECURITY

The Employer recognizes the Union as the sole and exclusive bargaining agency for all employees in the unit consisting of classifications as defined in Schedule "A", attached hereto and made a part of this Agreement. All employees shall become members of this bargaining unit upon completion of their probation and remain members of the union, as a condition of their employment, during the life of this Agreement, and the Union shall notify the Employer promptly in writing of the failure of any such employee to become or remain a member of the Union; provided, however, that the Union shall not request the Employer to discriminate against any employee for non-membership in the Union, if such membership is not available to the employee on the same terms and conditions generally applicable to other members, or if membership is denied or terminated for reasons other than the failure of the employee to tender the periodic dues or initiation fee uniformly required by the Union as a condition of acquiring or maintaining membership.

For the duration of this Agreement, the Employer shall deduct from the first pay period of each month, Union dues and remit same to the Local Union within ten
(10) days, upon receipt of a Dues Authorization Card signed by the employee. Initiation fees shall be deducted within the first two (2) paychecks after completion of the probationary period and upon receipt of an authorization card signed by the employee. This authorization shall continue until revoked by the employee giving written notice to the Employer, by registered mail postmarked or received by the Employer either (a) during the period from the first June 24th to the first July 1st, both inclusive, after the effective date of this authorization, or (b) during the same period of each year thereafter, or (c) after the termination of the Agreement between the Employer and the Union.

Through tile representation of the Union, employees shall have the right to a hearing on any differences of opinion as to the competency of any employee to fill a new position or vacancy of promotion or demotion, or discipline administered, or layoffs, or discharges or of discrimination. Such hearings shall follow the established grievance procedure.

In the matter of suspension, demotion or discharge, if after hearing witnesses the charges are not sustained, the employee may have his record cleared of such charges and in case of loss of wages, may receive reimbursement of such loss. No discipline by temporary suspension shall be administered to any employee which shall permanently impair his seniority rights. The shop steward shall be notified in writing of any of the above action.

The Employer agrees that he will not sublet, assign or transfer any work in connection with electrical work to any other person, firm or corporation if such subletting, assigning or transfer will cause the loss of work opportunities to employees in the individual Employer's establishment covered by this Agreement. Any such subletting, assigning or transfer shall be allowable after a mutual determination has been made by the representatives of the parties that such action is not in conflict with the preceding sentence.

The business of the representatives of the Union, pertaining to this Agreement, is with the office of the Employer but he shall be permitted to enter the plant at any time the plant is operating after obtaining clearance from management, which shall not be unreasonably denied. It is understood that upon entering the plant, the representative of the Union will not interfere with the normal operations of the business.

The Employer will recognize shop stewards, selected in accord with the Union rules and regulations, as representatives of the employees in the respective groups or departments for which they are chosen. There shall be one shop steward for each twenty-five (25) members or fraction thereof in any one building. The Union will notify the Employer as to the identity of stewards and steward groups. Stewards shall be free to conduct their Union duties at any time within their regularly scheduled working hours and for one (1) hour before and after such working hours, within the Employer's grounds. They shall not leave their working station on Union business without the expressed permission of the section supervisor, which shall not be unreasonably denied.

The Employer and employees agree that duly chosen stewards shall not be restricted by-seniority during their term of office and that they shall be given opportunity for employment at any time that three (3) or more employees are working.

The Employer understands that the choice of, and removal from office, of stewards is a function of the Union. The Union will notify the Employer within forty-eight (48) hours of any change in steward status.

Union meetings shall not be held on the Employer's property or the Employer's time without the Employer's permission.

The Union shall hold the Employer harmless for any and all claims, demands, suits or other action that may arise out of this Section.

SECTION  3.  SENIORITY

A.- New hires shall have a probationary period of sixty-five (65) worked days. During such probationary period, the employee may be discharged for any reason without recourse to the grievance procedure.

B. Seniority shall commence upon completion of the probationary period and shall be defined as total length of service with the Employer, credited from the date of hire.

With regard to layoffs and recalls, the principle of seniority shall govern and it is understood that no employee who has rendered long and faithful service shall be laid off as long as any work, which he can reasonably be expected to perform satisfactorily, is being performed by a person junior in seniority.

Additionally, shill preference will be by seniority insofar as the needs of the Employer will permit.

Overtime Monday through Friday will be by job continuation. Overtime on Saturdays, Sundays and Holidays will be by seniority provided the employee can properly perform file work required.

 Promotions within the unit or to the first stage beyond the unit shall be based upon seniority, ability and qualifications. Ability and qualifications being sufficient, seniority shall prevail.

C. Job Posting When the Employer elects to fill on a permanent basis a vacancy in a classification above Line Assembler then notice of such vacancy shall be posted for a period of three (3) working days.

Employees desiring a promotion who meet the qualifications and have signed the posting shall be given consideration in accordance with the seniority provisions of this Agreement.

Employees  who  are  promoted shall undergo an evaluation period of up to thirty
(30) worked days. should the employee fail to perform to the satisfaction of the Employer during this evaluation period then the employee will be returned to his former classification.

The  foregoing  shall  not  apply  to  the  classification  of  Leadman.

D.  Seniority  shall  be  broken  for:

1.  Discharge  for  cause.
2. Resignation - A three (3) day unreported absence from work shall be considered a resignation.
3.  Illness,  accident  or  layoff  in  excess  of  six  (6) consecutive months.
4.  Failure  to  return  to  work  from  a  leave  of  absence  or  vacation.
5. Failure to return to work when recalled within four (4) days of the mailing of a registered letter of a notice to report to work to the last known address.

E. Any employee of the Employer covered by this Agreement who is injured while on duty shall continue to accumulate seniority during his absence due to such injury and shall be reinstated upon recovery to his former position with full seniority rights, provided he is physically and mentally qualified to do the work, and provided that his job has not been abolished in the meantime or filled by an employee with greater seniority. If, by reason of the circumstances noted above, such employee cannot be reinstated to his old job, he will be returned to such job as is available and for which he is qualified by reason of fitness and ability, giving full consideration to his seniority, and if the new job is a lower-paid job, he shall be paid the highest rate of pay for that job classification. It is understood that when such a man returns to work, the regular rules of seniority will prevail for those men below him on the seniority list unless otherwise mutually agreed between the Union and the Employer.

SECTION  4.  HOURS  OF  WORK  AND  OVERTIME

A. A maximum of ten (10) hours between 6:00 a.m. and 5:00 p.m. shall constitute a work day, and maximum of five (5) such days, namely Monday to Friday inclusive, shall be a work week. An employee may clock in up to six (6) minutes late three (3) times per month without pay and without disciplinary action.

Nothing in this Agreement shall prohibit the Employer from establishing staggered starting times for an employee or group of employees.

B.  Overtime  shall  be  paid  as  follows:

     1. One and one-half (1 1/2) times the straight time hourly rate for all work in excess of ten (10) hours in a work day.

     2. Double (2) time the straight time hourly rate for all work in excess of twelve (12) hours in a work

     3. One and one-half (1 1/2) times the straight time hourly rate for the first eight (8) hours on Saturday.

     4. Double (2) time the straight time hourly rate for all work in excess of eight (8) on Saturday.

     5. Double (2) time the straight time hourly rate for all work performed on Sundays and Holidays.

C. Employees shall not be required to take time off for the purpose of off-setting overtime worked.

D. Regular employees shall be guaranteed four (4) hours' work or four (4) hours' pay in lieu thereof for each day they report to work. Regular employees shall be guaranteed four (4) hours' work or four (4) hours' pay in lieu thereof if required by the Employer to report to work on Saturdays, Sundays or Holidays or if business conditions warrant less hours for all employees.

     The above guaranteed hours shall be waived in case of fire, flood or similar causes beyond the Employer's control.

                                   Page4 of 19

E.  The employees shall be granted a ten (10) minute break mid-morning and a ten
(10)  minute  break  at  midafternoon.

F. The Employer will provide three (3) minutes at the end of the shift for personnel to clean themselves up.

G. It is agreed that where an employee is required to work at a point other than his assigned reporting place, he shall proceed to the location of the job and return from such job to the reporting place on the Employer's time.

H. Hours worked shall include time actually at work or on duty, including the time required by management to stand by prepared to go to Work at a specific place.

SECTION  5.  SHIFTS

A. The Employer may establish additional work shifts other than the shift provided for in Section 4. But no shift shall be established for a period of less than one (1) week, and not less than three (3) men shall be employed on each shift. Otherwise, the time so worked, outside of the hours scheduled in
Section 4, shall be considered and paid as overtime. Employees shall be notified not less than three (3) work days prior to any change in their work schedule.

B. No shift shall be scheduled to work more then .ten (10) hours in any twenty-four (24) hour period or longer than forty (40) hours in any one (1) week. Regular starting and stopping times shall be posted for each shift established' and all time worked outside of the posed hours shall be paid for as overtime.

     Where three (3) shifts are worked, each shift shall consist of eight (8) hours (including an unpaid thirty (30) minute lunch period), the first or day shift to start at 8:00 a.m. The second shift shall start immediately after the first shift terminates, and the third shift shall start immediately after the second shift terminates.

     Fifty cents ($.50) per hour additional over the day shift shall be paid on the second shift and seventy-five cents ($.75) per hour additional over the day shift shall be paid on the third shift.

     The shift which commences Friday at 12 Midnight and ends Saturday at 8:00 a.m. will be considered as a normal third shift and shall therefore be paid for at the rate of seventy-five cents ($.75) per hour additional over the day shift rate, according to the classification involved.

SECTION  6.  WAGES

A. The wage rate to be paid under the terms of this Agreement to employees in each occupational classification are those appearing in Schedule "A", attached hereto and made a part hereof.

B. Wages shall be paid weekly on the Employer's time. Not more than three (3) days' pay shall be withheld. Wages shall be computed from shop check-in to shop check-out or its equivalent. Employees being laid off shall receive their wages at time of layoff.

C. Effective May 1, 1997, an additional $0.30 will be added to ail rates and progressions.

SECTION  7.  HOLIDAYS

A. Employees covered by this Agreement shall receive with pay at the rate of straight time the following holidays when not worked:

New Year's Day       Day after Thanksgiving
Washington's B'day   Last Scheduled Work Day
Memorial Day Before  Christmas
Fourth of July       Christmas Day
Labor Day            Day Before New Year's Day
Thanksgiving Day     2 Float Holidays (*) with 72 hours' advance notice to
                     Employer

*However, no more than ten percent (I0%5 of the employees will take their floating holidays off at any one time. The granting of such requests will be by seniority.

Holidays  are  paid  on  the  basis  of  an  eight  (8)  hour  day

With regard to the above mentioned float holidays, at the option of the Employer, one (I) float holiday may be observed as a paid holiday for all eligible employees on a date fixed by the Employer, such date to be posted by the Employer no later than May 1st of each year.

B. Holidays falling on Saturday shall be observed the preceding Friday. Holidays falling on Sunday shall be observed on the following Monday.

C. To be eligible for holiday pay, an employee must have completed his probationary period with the Employer and must have worked the scheduled work day before and the scheduled work day after such holiday unless absent because of qualified illness or otherwise excused. For employees hired after May 1, 1979, they must have been employed six months in order to be eligible for the two (2) floating holidays.

D.  Ail  work performed on any one of the paid holidays shall be paid for at two
(2) times the regular rate of pay ill addition to the holiday pay which an employee would have received had he not worked.

SECTION  8.  VACATIONS

A.) Prior to March 15t of each calendar year, or as soon as possible thereafter, Departmental heads will consult with all employees entitled to vacation and from such consultation, the employer shall establish the working schedule for the vacation period.

The Employer in determining vacation schedules will respect the seniority and wishes of the employee as to the time of vacation insofar as the needs of the employer will permit.

B1.) The Employer will grant to each employee that was hired prior to May I, 1997 one (1) week's vacation with pay after one (1) year's service; Two week's vacation with pay after two (2) year's service and three (3) weeks of vacation after four (4) years of service with the following progressions after the fourth
(4)  year  of  service:

SIX  (6)  YEARS  OF  SERVICE    3  WEEKS  &  1  DAY
SEVEN  (7)  YEARS  OF  SERVICE    3  WEEKS  &  2  DAYS
EIGHT  (8)  YEARS  OF  SERVICE'    3  WEEKS  &  3  DAYS
NINE  (9)  YEARS  OF  SERVICE    3  WEEKS  &  4  DAYS
TEN  (10)  YEARS  OF  SERVICE    4  WEEKS

B2.) The employer will grant to each employee that was hired after May 1, 1997 one (1) week's vacation with pay after one (I) year's service; two week's vacation with pay after three (3) year's service; three week's vacation with pay after five (5) year's service and four (4) week's vacation with pay after ten
(I0)  year's  service.

C.) Pay for tile vacation period shall be paid in advance and at the time tile employee starts his vacation. The vacation pay shall be computed on the existing hourly rate at the time of the employee's vacation. Vacation pay shall be based
                                                     ---------------------------
on  an  eight  (8)  hour  day.
------------------------------

D.) Thirteen hundred fifty (1350) working hours in the employ of the Employer at the conclusion of a twelve (12) month period shall constitute a year's service and qualify the employee for full vacation pay. If less than thirteen hundred fifty (1350) hours are worked, Section "H" below shall apply.

E.) Vacations must be taken within twelve (12) months next following the date upon which the employee becomes eligible thereto, but shall not be cumulative.

F.) The Employer shall notify each employee by posted announcement ninety (90) days prior to a proposed plant shutdown for vacation.

G.) Where on of the paid holidays (as provided elsewhere in this Agreement) occurs within an employee's vacation period, the employee shall receive holiday pay as provided for in addition to that employee's vacation pay.

H.) Where an employee, eligible for vacation, is laid off because of a curtailment of work or quits, he hail be paid pro rata for that fraction of thirteen hundred fifty (1350) hours, which has accumulated to his credit. Two hundred forty (240) hours shall be the required minimum for a pro rata basis. Such proration shall be based on full years of service at the time of layoff or quit. (paragraph "B" above) Proration of vacation shall not apply unless the employee has completed the first year of service with the Employer.

I.) Vacation shall not take place during the first six months of employment. Accrual shall double during the second six months of the first year of employment.

                                   Page7of 19

SECTION  9.  JURY  DUTY

Upon completion of six (6) months continuous service when an employee is called for jury duty, said employee shall be reimbursed for the difference paid to the employee for serving on jury duty and the amount shall be equal to the basic scheduled work hours for the period involved times the employee's hourly rate. Such pay to be limited to fifteen (15) days each contract year. Days not used in one contract year shall be available in the next contract year to a maximum of forty-five (45) days.

SECTION  10.  FUNERAL  LEAVE

A. Upon completion of the probationary period an employee shall be entitled to three (3) days with pay for purposes of attending the funeral for the immediate family, with the last day being the day of the funeral. The immediate family is spouse, parents and/or legal guardians, sister, brother, children, grandparents, mother-in-law, and father-in-law.

Two (2) additional days, the two (2) days after the funeral, without pay will be granted for a funeral outside the State.

B. Should there be no funeral or the employee is unable to attend because of the distance or the cost of travel, then the employee shall be entitled to one
(1)  day  of  Bereavement  Leave  with  pay.

C.  The  Employer  may  require  reasonable  proof  of  death  and/or  relation.

SECTION  11.  PENSION

A. The IRA Pension Plan instituted effective May 1, 1975 shall be continued for the duration of this Agreement. The Employer contribution effective April 30 1991 will be twenty-five ($0.25) per hour.

In addition to the above and effective May 1, 1997, the Employer will match up to thirty cents ($0.30) per hour contribution made by an individual employee to the IRA account provided that such other contribution is made through payroll deduction.

B.  At the employers option, the pensions will be transferred to a 401(k) plan.
 -------------------------------------------------------------------------------
There  will  be  no  loss  of  funds to the employee, nor reduction in payments.
--------------------------------------------------------------------------------


SECTION  12.  HEALTH  AND  WELFARE

Upon completion of tile probationary period or in accordance with the Plan, whichever is greater, the Employer shall provide and pay for the Kaiser "L" Health and Welfare Program or its equivalent for the employees.

The above Kaiser "L" Health and Welfare Program will be provided to dependents and spouses at the Employer's expense provided the employee has been employed for one (1) year.

Dental  coverage  for  all  employees  shall  be  at  80/20  percent  of  cost.

The dental coverage will be provided to both dependents and/or spouses at the Employer's expense provided the employee has been employed for one (1) year.

Any increase in tile premium over tile rates in effect as of April 30, 1991 for Kaiser "L" and the Dental Plan shall be borne by the Employer. However, employees shall be required to contribute Twenty Dollars ($20.00) per month on a payroll deduction basis effective May I, 1991. Effectiv6 May 1, 1993, the employees contribution shall be increased to Twenty-five Dollars ($25.00) per month. Effective May I, 1998, the employees contribution shall be increased to
        ------------------------------------------------------------------------
Thirty  Dollars  ($30.00).  On April 30, 1999, the employee contribution will be
--------------------------------------------------------------------------------
re-negotiated
-------------

SECTION  13.  LIFE  INSURANCE

Upon completion of the probationary period the Employer shall provide a life insurance policy, including AD&D, in the amount: of $10,000.00 on the life of each employee, who shall designate the beneficiary.

SECTION  14.  LEAVE  OF  ABSENCE

A. Upon completion of the probationary period employees shall be eligible to request leave of absence as may be provided for in this Section 14.

B. The empI6yee may request one (1) day per quarter of unpaid time off for personal use. During the four (4) quarters per contract year, one (1) of the four (4) days shall be granted provided the employee gives the Employer twenty-four (24) hours advance notice prior to taking time off. No more than ten percent (10%) of the employees will take their day off at any one time. Three
(3) of the four (4) days shall be by mutual agreement between the Employer and the employee. The granting of such requests will be by seniority.

C. In cases where the employee has a prolonged illness or injury, a leave of absence of up to six (6) months will be granted. Requests for a leave of absence for other than the foregoing may be granted by the Employer.

Employees off work for over thirty (30) days due to a leave of absence or extended illness or injury shall not suffer a loss of seniority except as may be provided elsewhere; however, employees shall not accrue any benefits during such period.

D. In all cases where leaves of absence are granted by the Employer, he Union shall be notified in writing of the effective date and the termination date of the leave. Any Union member who does not return or overstays the leave will be considered to have quit his employment, and if rehired, shall be considered a new employee. Timely extensions may be requested by the employee.

SECTION  15.  SAFETY

A. It is hereby agreed that the Employer, the Union and the employees recognize the importance of maintaining safety provisions for the protection of the health, life and limb of all employees. Adequate safety and protective devices shall be supplied workmen by the Employer on all hazardous work in accordance with the safety rules of the Industrial Accident Commission, and the Employer shall make every effort to improve conditions when called to his attention. Employees shall wear and use safety devices specified by the Employer. The Employer agrees that such safety equipment shall be maintained in good shape and in accessible positions. The Union shop steward and tile Leadman shall help the Employer enforce safety and cleanliness about the shop at all times.

The Employer shall hold the Union harmless for any and all claims, demands, suits or other action that may arise out of this Section.

B. Adequate facilities shall be provided by the Employer for hanging employees' clothing and also adequate washstands and toilets, Precautions to secure the health and safety of employees shall, as far as practical, be at all times taken by the Employer, including a supply of "First-aid Cabinets" at convenient locations in the plant.

C. The Employer will furnish all such necessary tools and equipment to employees as may be required or necessary to perform the work in accord with the Employer's specifications. Suitable rain protective equipment is to be furnished by the Employer to the employees required to work out of doors in inclement weather. When tools and equipment are issued and signed for, the employees will be held responsible for their return in good condition, reasonable wear and-tear excepted.

SECTION  16.  TRAVEL

Where men are sent on jobs away from the shop or other regular place of emplo3nnent where they are regularly employed, they shall receive first-class board and lodging and traveling time at straight time to and from such job. If employees travel on overtime days or are required to work overtime, they shall be paid travel at rates specified in this Agreement. Not more than eight (8) hours' pay for travel time in any one (I) day of twenty-four (24) hours shall be paid. The Employer shall provide covered transportation to such employee or pay the regular fare both ways for employees while traveling.

SECTION  17.  TERMINATION

The Employer shall give each employee three (3) days' notice on a layoff for any reason, or three (3) days' pay in lieu thereof, except in an emergency which is beyond the control of the Employer.

SECTION  18.  GRIEVANCE  PROCEDURE

A. Should differences arise between the Employer and the Union as to the meaning and application or the observance and performance by either party of any provisions of this Agreement, or as to whether the wage or working conditions of any individual employee or group of employees in the unit is not in accordance with the wage rate or conditions that should apply to him or them as noted in this Agreement, the following shall be the procedure for the adjustment and settlement thereof:

Step I. The employee and/or the shop steward shall endeavor to adjust such dispute or grievance with the Employer's representative who has initial responsibility for the matter at hand.

Step 2. If it is not settled, it shall be presented in writing to the management representative within seventy-two (72) hours of the occurrence. The management representative shall respond in writing within seventy-two (72) hours of receipt of the grievance.

Step 3. If it is not thus settled, then within seven (7) days the Business Representative and/or the shop steward and/or the employee shall meet with the management representative and/or labor relations representative and endeavor to adjust such dispute or grievance. An International Representative of the IBEW may be present at this Step in the Grievance Procedure only to assist the Local Union.

Step 4. If such meeting is unable to resolve tile issue, then the grieving party may request a Board of Adjustment provided such request is presented within seven (7) days of such meeting. The Board of Adjustment shall consist of two (2) representatives selected by the Union and two (2) representatives selected by the Employer. The Board shall proceed to hear the matter in question within fourteen (14) days, each party being permitted to produce such evidence as may be relevant.

Tile Board shall have no power to add to, subtract from, or modify any of the terms and conditions of this Agreement. A decision by a majority of the Board shall be final and binding upon the parties.

Step 5. If the Board is unable to resolve the issue, then the grieving party may request arbitration, provided such request is presented in writing within seven (7) days of the meeting of the Board. If the parties are unable to agree upon a neutral arbitrator, then the Federal Mediation and Conciliation Service shall be requested to submit a panel of seven (7) arbitrators. Each side shall have the option to reject one (I) complete panel. The parties shall alternately strike from said list one (1) name after determining the first strike by lot, and the remaining named arbitrator shall promptly conduct a hearing on the grievance.

B. The neutral arbitrator shall have no power to add to, subtract from, or modify any of the terms and conditions of this Agreement. The decision of the neutral arbitrator shall be final and binding upon the parties.

C. The Union and the Employer shall equally share the expense of the arbitration. However, each party shall bear its own expense of representation and witnesses. This latter provision shall also apply to Step 4 in the grievance procedure.

D. Should the time limits above be passed by either party, the grievance shall be forfeited to the other. However, the above time limits may be extended by mutual agreement.

SECTION  19.  NO  STRIKE  -  NO  LOCKOUT

The Union agrees not to engage in any strikes, slowdowns or Stoppages of work during the term of this Agreement.

Any action by the employees leaving jobs for their own protection in cases of legally declared strike by some other union directly working on the job, if such strike is sanctioned and approved by the labor body or council having jurisdiction, shall not constitute a violation of this Agreement.

The Employer agrees not to engage in any lockout during the term of this Agreement.

SECTION  20.  NO  DISCRIMINATION

It is tile continuing policy of the Union and the Employer that the provisions of this Agreement shall be applied to all employees without respect to age, sex, race, religion, color, national origin or marital status.

SECTION  21.  SAVINGS  CLAUSE

Any provision of this Agreement adjudged to be unlawful by a court of competent jurisdiction shall be treated for all purposes as null and void, but all other provisions of this Agreement shall continue to be in full force and effect except as provided herein.

SECTION  22.  TERM  OF  AGREEMENT

A.  This  Agreement  shall  take  effect  as of May 1, 1998 and shall remain in
                                                 -------------------------------
effect  until  April  30,  2001.  It  shall continue in effect from year to year
    ----------------------------
thereafter from May 1st to April 30th of each year, unless changed or terminated in the way later provided herein.

Either party desiring to change or terminate this Agreement must notify the other in writing at least sixty (60) days prior to the anniversary date of the present contract. When notice for changes is given, the nature of the changes desired must be specified in the notice and until a satisfactory conclusion is reached in the matter of such changes, the original provisions shall remain ill full force and effect. The negotiation of any proposed amendments by either party shall begin within fifteen (15) days after receipt of the written proposed amendments.

B. This Agreement shall be subject to amendment at any time by mutual consent of the parties hereto. Such amendment shall be reduced to writing, stating the effective date of the amendment, to be executed in the same manner as this Agreement, and be approved by the InternationaI Office of the Union. -

ELECTRICAL  WORKERS  UNION,  LOCAL  2131          HOSPITAL  SYSTEMS,  INC.
IBEW,  LOCAL  2131


BY:  /s/  ROGER  LANGLOIS          BY:  /s/  DAVID  MILLER
-------------------------          -----------------------
          ROGER  LANGLOIS                    DAVID  MILLER
          BUSINESS  MANAGER,                 PRESIDENT
          IBEW,  LOCAL  2131


BY:  /s/  VINH  PHUN
-------------------------
          VINH  PHUN
          COMMITTEEPERSON

               DATE  June  10,  1998

                                   SCHEDULE"A"

PROGRESSIONS  -  CLASSIFICATIONS  -  WAGES

The provisions called for in this Schedule "A" shall become part of the Agreement made May 1, I997 between Hospital Systems, Inc. and Local 213 I, International Brotherhood of Electrical Workers.

Nothing in this Schedule shall serve to reduce any current wage rates of individual employees.

     A.      PROGRESSIONS

1. Employees hired after May 1, 1997 shall progress from starting rate of $7.50 per hour [or market rate] and shall progress to the top rate in five 18 month steps with a step at the first nine (9) months. To compute the raise from each full step the difference between the employee's current rate and the top rate shall be divided by the number of steps left in the progression.

     2. The following are tile progression steps for employees hired before May 1, 1997:

Step  1  -  First  13  calendar  weeks  of  employment
Step  2  -  Second  13  calendar  weeks  of  employment
Step  3  -  Third  13  calendar  weeks  of  employment
Step  4  -  Fourth  13  calendar  weeks  of  employment
Step  5  -  Fifth  13  calendar  weeks  of  empIo3/ment
Step  6  -  Sixth  13  calendar  weeks  of  employment
Step  7  -  Seventh  13  calendar  weeks  of  employment
Step  8  -  Thereafter

     3. An employee with less than thirty-nine (39) weeks comparable experience in the last two (2) years shall start at Step I.

     4. An employee with over thirty-nine (39) weeks comparable experience in the last two (2) years shall start at Step 4.

     5. For the purpose of this Section only, a calendar week starts the first Wednesday an employee works within a given job classification.

     6.  Previous  Company  experience  may  be  credited  in  full.

B.  CLASSIFICATIONS  AND  WAGES

The  following  are  job  classifications  and  minimum  wage  rates:

1.  LINE  ASSEMBLERS
                    1  MAY98             1  MAY99
STEP  1               $ 9.37                9.65
STEP  2'              $ 9.56                9.85
STEP  3               $10.03               10.33
STEP  4               $10.21               10.51
STEP  5               $10.77               11.10
STEP  6               $11.08               11.42
STEP  7               $11.72               12.07
STEP  8               $12.07               12.43

2.  SPECIAL  PRODUCTION  WORKERS

                    1  MAY98             1  MAY99
STEP  1               $ 9.62                9.91
STEP  2               $ 9.81               10.10
STEP  3               $10.27               10.58
STEP  4               $10.45               10.77
STEP  5               $11.01               11.34
STEP  6               $11.34               l1.68
STEP  7               $12.00               12.36
STEP  8               $12.33               12.70

3.  TRUCK  DRIVER/YARDMAN

                    1  MAY98             1  MAY99
STEP  1               $ 9.62                 9.91
STEP  2               $ 9.81                10.10
STEP  3               $10.27                10.58
STEP  4               $10.45                10.77
STEP  5               $11.01                11.34
STEP  6               $11.34                11.68
STEP  7               $12.00                12.36
STEP  8               $12.33                12.70

4.  RECEIVING  AND  INVENTORY  CLERK

                    1  MAY98              1  MAY99
STEP  1               $ 9.37                  9.65
STEP  2               $ 9.56                  9.85
STEP  3               $10.03                 10.33
STEP  4               $10.21                 10.51
STEP  5               $10.77                 11.10
STEP  6               $11.08                 11.42
STEP  7               $11.72                 12.07
STEP  8               $12.07                 12.43

5.  GENERAL  LABORER
                    1  MAY98              1  MAY99
STEP  1                $6.09                  6.27
STEP  2                $6.24                  6.43
STEP  3                $6.41                  6.60
STEP  4                $6.56                  6.76
STEP  5                $6.72                  6.92
STEP  6                $6.88                  7.09
STEP  7                $7.03                  7.25
STEP  8                $7.19                  7.41

6.  SMALL  PARTS  ASSEMBLY  /  ENGRAVING
                    1  MAY98              1  MAY99
STEP  1               $ 9.37                  9.65
STEP  2               $ 9.56                  9.85
STEP  3               $10.03                 10.33
STEP  4               $10.21                 10.51
STEP  5               $10.77                 11.10
STEP  6               $11.08                 11.42
STEP  7               $11.72                 12.07
STEP  8               $12.07                 12.43


7.  MILLING  MACHINE,  PUNCH  PRESS  &  MANIFOLD
     Employees assigned to operate the Milling Machine, Punch Press or Manifold shall receive twenty-five cents ($.25) per hour above their regular hourly rate for all hours worked while operating the Milling Machine, Punch Press or Manifold. Shop coats will be provided for these operators.
           -------------------------------------------------------

7.  LEADMAN
     There may be a Leadman in each classification and the wages shall be sixty-two cents ($.62) per hour over Step 8 in the classification directed.

                                  SCHEDULE "B"

                                JOB DESCRIPTIONS

          A.  LINE  ASSEMBLERS

     Duties shall consist of the assembling of all products manufactured by tile Company such as critical care units, isolated power units, mobile units, nurses stations, etc. Typical parts to be assembled are frames, back pans, convenience mounting straps, end caps, receptacles, outlets, switches, transformers, circuit breakers and supports, nurse call and code one equipment, elapsed time indicators, line isolation monitors, dimmers, timers, sub-face plates, fascias, plastic laminated panels and wiring therefore. Sub-assemblies shall be air grills, panel frames, door assemblies, ground jacks, group plugs, grounding jack assemblies, circuit break assemblies, mobile unit assemblies, etc. Included in the assembly work will be the measuring and cutting of aluminum extrusions, plastic laminated panels, plastic trims and steel supports. Packaging, shipping and receiving. The above is not all inclusive, but lists typical duties to be performed and all like assignments shaIl be performed by Line Assemblers.

          B.  SPECIAL  PRODUCTION  WORKERS

Duties shall consist of operating punch press, drill press, welding equipment, brazing equipment and other heavy duty power operated equipment. The assemblies to be handled are gas failure alarms, remote hazard indicators, ground fault indicators, nurses station sub-assemblies and connections, manifolding or medical gas outlets, and welding of aluminum sub-assemblies. The above is not all inclusive, but lists typical duties to be performed and all like assignments shall be performed by Special Production Workers.
     Special Production Workers may be assigned duties in the Line Assemblers category and shall perform these duties without any reduction in pay. Line Assemblers may be requested to perform duties in the Special Production Workers category and shall be paid at the Special Production Workers' scale while performing those duties only.

          C.  TRUCK  DRIVER/YARDMAN

Duties shall consist of driving a truck, or any other type of vehicle covered by a Class 3 California Drivers License, for the purpose of delivery and pick-up of materials, stocking and withdrawing such materials, and - daily yard and shop cleanup and other related duties assigned by the Production Manager.

          D.  RECEIVING  &  INVENTORY  CLERK

     Duties shall consist of performing any one or more of the following duties: receiving and checking incoming shipments of materials, stacking materials and issuing materials to the factory, keeping of stock in order, operating power and/or hand lift trucks and driving the company truck for local pickup and delivery of material.
     Receiving duties consists o f verifying correctness of shipments against bills of lading, invoices or other records; checking for shortages and rejecting damaged goods; routing merchandise and materials to proper departments; and maintaining necessary records and files.
The above is not all inclusive, but lists typical duties performed by the Receiving and Inventory Clerk

          E.  GENERAL  LABORER

Duties shall consists of performing any one or more of the following duties; removing turnings and oil from machines, wash and degrease parts, handle material, cleaning, keeps in an orderly condition factory working areas, washrooms, offices and yard. Duties may include sweeping, mopping, polishing, window washing and other housekeeping duties that may be assigned. The above is not all inclusive, but lists typical duties to be performed by the General Laborer.

          F.  LEADMAN

Duties are to supervise and instruct, lead and guide; allocate work as directed by tile management's representative: as well as perform necessary production work in all job descriptions; enforce safety rules, check working conditions and quality control.

          G.  SMALL  PARTS  ASSEMBLY  /  ENGRAVING

Duties  shall  consist  of  assembling  small  sub-assemblies [such as brackets,
--------------------------------------------------------------------------------
switches  plugs  etc], electronic soldering and assembly [such as clocks, remote
--------------------------------------------------------------------------------
indicators,  controllers  etc] and engraving. The above is not all inclusie, but
--------------------------------------------------------------------------------
lists typical duties to be performed and all like assignments shall be performed
--------------------------------------------------------------------------------
by  the  category.
------------------

     All  classifications  shall  be  full  or  part-time  as  required.

                                   SIDE LETTER

                                     Between

                             HOSPITAL SYSTEMS, INC.

                                       and

                      ELECTRICAL WORKERS UNION, LOCAL 2131

It is agreed and understood by the parties that the following shall only apply to employees who have completed the probationary period as of April 30, 1991.:

     After four (4) continuous years of service, all employee shall be entitled to ten cents ($.10) above the rate specified in #1, #2 or #3 in Schedule "A".

     After eight (8) continuous years of service, all employee shall be entitled to ten cents ($.10) above his rate.

     After ten (10) continuous years of service, all employee shall be entitled to an additional ten cents ($.10) above his rate.

IBEW,  LOCAL  2131     HOSPITAL  SYSTEMS,  INC.


BY:  /s/  ROGER  LANGLOIS          BY:  /s/  DAVID  MILLER
-------------------------          -----------------------
          ROGER  LANGLOIS                    DAVID  MILLER
          BUSINESS  MANAGER,                 PRESIDENT
          IBEW,  LOCAL  2131


BY:  /s/  VINH  PHUN
-------------------------
          VINH  PHUN
          COMMITTEEPERSON

BY:  /s/  OSCAR  RONQUILLO
--------------------------
          OSCAR  RONQUILLO
          COMMITTEEPERSON


               DATE  June  10,  1998